Exhibit 99.1

YTB International, Inc. Announces Strategic Alliance with Aisle 19, Inc.

YTB Travel Network Adds Aisle 19 Savings Portal

WOOD RIVER, IL., January 13, 2009 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a leading provider of Internet-based travel websites and home-based independent representatives in the United States, Bermuda, Canada, and the Bahamas, today announced the addition of the Aisle 19 online savings portal to YTB's U.S. and Canada product offerings, effective January 10, 2009.

"YTB is very excited to announce this opportunity because it will allow our RTAs to expand their customer base and earn commission on the sale of millions of products," said J. Scott Tomer, CEO of YTB International, Inc.  "Through Aisle 19, RTAs will be able to offer a wide variety of retail products through established vendor websites while customers receive cash back for their purchases."

"Aisle 19 is pleased to be joining forces with YTB.  Our savings portal provides convenience and value to the end consumer and the RTAs of YTB. There is little doubt that together we can accomplish great things in online distribution," said David A. Rutz, CEO of Aisle19.

Based in Bloomfield Township, Michigan, Aisle 19, Inc. provides a savings portal that works with over 600 merchants to offer cash back to customers.  Shopping privileges are available at no cost to anyone receiving an invitation to shop at Aisle 19 from a YTB RTA.

YTB does not have an individual relationship with the vendors associated with Aisle 19. However, through our alliance with Aisle 19, RTAs and shoppers are able to make online purchases and receive cash back incentives.

About YTB International
Recognized as the 26th largest seller of travel in the U.S. in 2007 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

YTB International, Inc. operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on selling online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network processes travel transactions for customers of travel site owners, establishes and maintains travel vendor relationships, and collects and pays travel commissions. Travel site owners direct consumers to their personalized, internet-based, travel booking websites. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Media Contact:
Marcia Dempsey
Director of Public Relations
YourTravelBiz.com
618.216.4646
mdempsey@ytb.com
ytbi.com/investor/

Investor Contact:
Yemi Rose / Garth Russell
KCSA Strategic Communication
212/896.1233 / 212.896.1250